Exhibit 23.3

[On letterhead of Crowe Horwath, LLP]

CONSENT OF CROWE HORWATH, LLP

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Farmers & Merchants Bancorp (the “Company”) as Exhibit 23.3 to the registration statement on Form S-4 as filed with the Securities and Exchange Commission relating to the proposed merger of the Company with Delta National Bancorp, and the merger of Farmers & Merchants Bank of Central California with Delta Bank, National Association and to the references to our firm and such opinion in the proxy statement – prospectus contained in the registration statement on Form S-4.

/s/ Crowe Horwath, LLP
Crowe Horwath, LLP
August 25, 2016